                             Exhibit 99.1

MEDIA:	INVESTORS:
Marcey Zwiebel	Bryan Gill
(412) 762-4550	(412) 768-4143
media.relations@pnc.com	investor.relations@pnc.com

PNC REPORTS FIRST QUARTER 2021 NET INCOME OF $1.8 BILLION,
$4.10 DILUTED EPS

Generated linked quarter positive operating leverage;
significant provision recapture; record capital and liquidity
PITTSBURGH, April 16, 2021 – The PNC Financial Services Group, Inc. (NYSE: PNC) today reported:

	For the quarter
In millions, except per share data and as noted	1Q21	4Q20	1Q20	First Quarter Highlights

Financial Results

▪5% linked quarter positive operating leverage, driven by modest revenue growth and lower expenses

▪Significant provision recapture reflecting improved macroeconomic expectations

▪NIM contracted 5 basis points linked quarter, reflecting the impact of higher balances held at the Federal Reserve

▪Average loans declined 3% linked quarter primarily due to lower utilization and originations

▪Average deposits grew 2% on a linked quarter basis

–Loan to deposit ratio of 63%

▪Record capital and liquidity

▪Improving credit performance; net charge-offs to average loans of 0.25%

▪BBVA USA acquisition planning on track. Continue to expect a mid-2021 close

Revenue	$4,220	$4,208	$4,336
Noninterest expense	2,574	2,708	2,543
Pretax, pre-provision earnings (non-GAAP)	1,646	1,500	1,793
Provision for (recapture of) credit losses	(551)	(254)	914
Net income from continuing operations	1,826	1,456	759

Per Common Share
Diluted EPS from continuing operations	$4.10	$3.26	$1.59
Book value	118.47	119.11	106.70
Tangible book value (non-GAAP)	96.57	97.43	84.93

Balance Sheet & Credit Quality
Average loans (in billions)	$238.1	$245.8	$243.6
Average deposits (in billions)	365.4	359.4	289.7
Net loan charge-offs	146	229	212
Allowance for credit losses to total loans	2.20%	2.46%	1.66%

Selected Ratios
Return on average common equity	14.31%	11.16%	7.51%
Return on average assets	1.58	1.24	0.89
Net interest margin (non-GAAP)	2.27	2.32	2.84
Noninterest income to total revenue	44	42	42
Efficiency	61	64	59
Common Equity Tier 1 capital ratio	12.6	12.2	9.4
See non-GAAP financial measures included in the consolidated financial highlights accompanying this news release.

From Bill Demchak, PNC Chairman, President and Chief Executive Officer:

  "PNC had a solid start to 2021. We grew revenue, managed expenses and achieved positive operating leverage. We recorded a substantial provision recapture, saw improvement in our credit metrics and capital and liquidity are at record levels. Considerable progress was made in planning for our pending BBVA USA acquisition, and we launched Low Cash Mode℠, an innovative digital offering that helps Virtual Wallet® customers avoid overdraft fees and over time is expected to drive significant growth in new and existing customer relationships through the continued execution of our national expansion strategy. Looking ahead we see significant growth opportunities as the economy recovers and rates improve.”

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PNC Reports First Quarter 2021 Net Income of $1.8 Billion, $4.10 Diluted EPS – Page 2
Pending Acquisition of BBVA USA Bancshares, Inc.
▪On November 16, 2020 PNC announced a definitive agreement to acquire BBVA USA Bancshares, Inc., including its U.S. banking subsidiary BBVA USA, from the Spanish financial group BBVA S.A. for a fixed purchase price of $11.6 billion in cash. BBVA USA operates over 600 branches in Texas, Alabama, Arizona, California, Florida, Colorado and New Mexico. The transaction is expected to close in mid-2021 and will increase PNC's total assets by an estimated $102 billion, creating the fifth largest bank by assets and a PNC presence in 29 of the 30 largest markets in the U.S.
Income Statement Highlights
First quarter 2021 compared with fourth quarter 2020
▪Net income of $1.8 billion increased $370 million, or 25%, reflecting the impact of a substantial provision recapture.
▪Total revenue of $4.2 billion increased $12 million.
▪Net interest income of $2.3 billion decreased $76 million, or 3%, resulting from a decrease in loans outstanding, two fewer days in the first quarter and lower securities yields.
–Net interest margin of 2.27% decreased 5 basis points reflecting the impact of higher balances held with the Federal Reserve Bank.
▪Noninterest income of $1.9 billion increased $88 million, or 5%.
–Fee income of $1.4 billion decreased $102 million, or 7%, primarily driven by lower corporate service fees resulting from elevated merger and acquisition advisory fees in the fourth quarter.
–Other noninterest income of $483 million increased $190 million, or 65%, and included higher private equity revenue as well as elevated underwriting related revenue.
▪Noninterest expense of $2.6 billion decreased $134 million, or 5%, due to disciplined expense management, seasonality and the impact of asset impairments recognized in the fourth quarter.
▪Provision recapture was $551 million in the first quarter driven by improvements in macroeconomic factors and lower loans outstanding. The provision recapture for the fourth quarter was $254 million.
▪The effective tax rate was 16.9% for the first quarter and 17.0% for the fourth quarter.
Balance Sheet Highlights
First quarter 2021 compared with fourth quarter 2020, or March 31, 2021 compared with December 31, 2020
▪Average loans decreased $7.7 billion, or 3%, to $238.1 billion.
–Average commercial loans of $164.9 billion declined $5.4 billion, or 3%, primarily due to lower average balances in PNC's real estate business, including seasonal declines in multifamily agency warehouse lending of $1.9 billion, and PNC's corporate banking business reflecting both lower utilization of loan commitments and a decline in originations.
–Average consumer loans of $73.2 billion decreased $2.3 billion, or 3%, reflecting lower home equity, auto, credit card and residential mortgage.
▪Loans at March 31, 2021 declined $4.9 billion, or 2%, to $237.0 billion. Commercial loans decreased $2.7 billion, or 2%, and consumer loans decreased $2.2 billion, or 3%.
▪Credit quality performance:
–Overall delinquencies decreased $217 million, or 16%, to $1.1 billion at March 31, 2021.
–Nonperforming assets decreased $158 million, or 7%, to $2.2 billion at March 31, 2021.
–Net loan charge-offs decreased $83 million to $146 million, primarily due to lower commercial loan net charge-offs.
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PNC Reports First Quarter 2021 Net Income of $1.8 Billion, $4.10 Diluted EPS – Page 3
–The allowance for credit losses to total loans was 2.20% at March 31, 2021 compared with 2.46% at December 31, 2020.
▪Average deposits increased $6.0 billion, or 2%, to $365.4 billion due to growth in consumer deposits driven by government stimulus payments, partially offset by seasonally lower commercial deposits.
–Deposits at March 31, 2021 increased $9.8 billion, or 3%, to $375.1 billion.
▪Average investment securities increased $0.7 billion, or 1%, to $86.4 billion.
–Investment securities at March 31, 2021 increased $9.5 billion, or 11%, to $98.3 billion resulting from accelerated purchase activity near the end of the first quarter as the interest rate environment improved.
▪Average balances held with the Federal Reserve Bank of $85.2 billion increased $9.1 billion due to liquidity from deposit growth and lower loan balances.
–Federal Reserve Bank balances at March 31, 2021 increased $0.9 billion to $85.8 billion.
▪PNC maintained strong capital and liquidity positions.
–On April 1, 2021, the PNC board of directors declared a quarterly cash dividend on common stock of $1.15 per share payable on May 5, 2021.
–The Basel III common equity Tier 1 capital ratio was an estimated 12.6% at March 31, 2021 and 12.2% at December 31, 2020.
–The Liquidity Coverage Ratio at March 31, 2021 for both PNC and PNC Bank, N.A. exceeded the regulatory minimum requirement.

Earnings Summary
In millions, except per share data	1Q21	4Q20	1Q20
Net income	$1,826	$1,456	$915
Net income attributable to diluted common shares	$1,750	$1,387	$839
Diluted earnings per common share	$4.10	$3.26	$1.95
Average diluted common shares outstanding	426	426	430
Cash dividends declared per common share	$1.15	$1.15	$1.15

    In the second quarter of 2020 PNC divested its entire 22.4% equity investment in BlackRock, Inc. Net proceeds from the sale were $14.2 billion. For the first quarter of 2020, BlackRock's historical results are reported as discontinued operations.
The Consolidated Financial Highlights accompanying this news release include additional information regarding reconciliations of non-GAAP financial measures to reported (GAAP) amounts. This information supplements results as reported in accordance with GAAP and should not be viewed in isolation from, or as a substitute for, GAAP results. Fee income, a non-GAAP financial measure, refers to noninterest income in the following categories: asset management, consumer services, corporate services, residential mortgage and service charges on deposits. Information in this news release, including the financial tables, is unaudited.

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PNC Reports First Quarter 2021 Net Income of $1.8 Billion, $4.10 Diluted EPS – Page 4

CONSOLIDATED REVENUE REVIEW

Revenue				Change	Change
				1Q21 vs	1Q21 vs
In millions	1Q21	4Q20	1Q20	4Q20	1Q20
Net interest income	$2,348	$2,424	$2,511	(3)%	(6)%
Noninterest income	1,872	1,784	1,825	5%	3%
Total revenue	$4,220	$4,208	$4,336	—	(3)%

Total revenue for the first quarter of 2021 increased $12 million compared with the fourth quarter of 2020 as higher noninterest income more than offset a decrease in net interest income. In comparison with the first quarter of 2020, total revenue decreased $116 million due to lower net interest income.
Net interest income of $2.3 billion for the first quarter of 2021 decreased $76 million compared to the fourth quarter resulting from a decrease in loans outstanding, two fewer days in the first quarter and lower securities yields; partially offset by higher loan yields, a decline in deposit rates and lower borrowings balances. In comparison with the first quarter of 2020, net interest income decreased $163 million due to lower yields on earning assets partially offset by lower rates on deposits, higher average earning assets and a decline in borrowing costs and balances.
The net interest margin declined to 2.27% for the first quarter of 2021 from 2.32% in the fourth quarter and 2.84% in the first quarter of 2020. In both comparisons the decrease reflected higher balances held with the Federal Reserve Bank. Compared with the first quarter of 2020, the decrease also resulted from lower yields on securities and loans, partially offset by lower rates on deposits.

Noninterest Income				Change	Change
				1Q21 vs	1Q21 vs
In millions	1Q21	4Q20	1Q20	4Q20	1Q20
Asset management	$226	$221	$201	2%	12%
Consumer services	384	387	377	(1)%	2%
Corporate services	555	650	526	(15)%	6%
Residential mortgage	105	99	210	6%	(50)%
Service charges on deposits	119	134	168	(11)%	(29)%
Other	483	293	343	65%	41%
	$1,872	$1,784	$1,825	5%	3%

Noninterest income for the first quarter of 2021 increased $88 million compared with the fourth quarter. Asset management revenue increased $5 million as a result of higher average equity markets. Consumer services decreased $3 million, as higher brokerage fees were more than offset by seasonally lower activity. Corporate services decreased $95 million primarily due to elevated fourth quarter merger and acquisition advisory fees. Residential mortgage revenue increased $6 million driven by higher results from residential mortgage servicing rights valuation, net of economic hedge. Service charges on deposits decreased $15 million due to lower transaction volumes, reflecting seasonality and
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PNC Reports First Quarter 2021 Net Income of $1.8 Billion, $4.10 Diluted EPS – Page 5
higher average customer account balances as a result of government stimulus payments. Other noninterest income increased $190 million and included higher private equity revenue, primarily related to the reversal of negative valuation adjustments recognized during 2020, as well as elevated underwriting related revenue. In addition, the fourth quarter included a negative Visa Class B derivative fair value adjustment of $173 million compared to a positive adjustment of $17 million in the first quarter.
Noninterest income for the first quarter of 2021 increased $47 million compared with the first quarter of 2020. Asset management revenue increased $25 million as a result of higher average equity markets. Consumer services increased $7 million reflecting higher brokerage fees. Corporate services increased $29 million primarily due to higher revenue from commercial mortgage servicing activities, loan commitment fees and treasury management product revenue. Residential mortgage revenue decreased $105 million primarily driven by an elevated first quarter 2020 benefit from residential mortgage servicing rights valuation, net of economic hedge. Service charges on deposits decreased $49 million and included lower transaction volumes. Other noninterest income increased $140 million primarily due to higher private equity revenue and capital markets-related revenue, partially offset by lower net securities gains.

CONSOLIDATED EXPENSE REVIEW

Noninterest Expense				Change	Change
				1Q21 vs	1Q21 vs
In millions	1Q21	4Q20	1Q20	4Q20	1Q20
Personnel	$1,477	$1,521	$1,369	(3)%	8%
Occupancy	215	215	207	—	4%
Equipment	293	296	287	(1)%	2%
Marketing	45	64	58	(30)%	(22)%
Other	544	612	622	(11)%	(13)%
	$2,574	$2,708	$2,543	(5)%	1%

Noninterest expense for the first quarter of 2021 decreased $134 million compared with the fourth quarter. Personnel expense decreased $44 million due to two fewer days in the quarter and seasonally lower medical benefits expense. Marketing decreased $19 million reflecting a seasonal decline in activity. Other expense decreased $68 million due to PNC's continued focus on expense management, seasonality and the impact of asset impairments recognized in the fourth quarter.
Noninterest expense for the first quarter of 2021 increased $31 million compared with the first quarter of 2020 due to higher deferred compensation, partially offset by lower costs associated with business travel and marketing activity.
The effective tax rate was 16.9% for the first quarter of 2021, 17.0% for the fourth quarter of 2020 and 13.7% for the first quarter of 2020.
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PNC Reports First Quarter 2021 Net Income of $1.8 Billion, $4.10 Diluted EPS – Page 6
CONSOLIDATED BALANCE SHEET REVIEW
Average total assets were $468.2 billion in the first quarter of 2021 compared with $465.0 billion in the fourth quarter of 2020 and $412.4 billion in the first quarter of 2020. Total assets were $474.4 billion at March 31, 2021, $466.7 billion at December 31, 2020 and $445.5 billion at March 31, 2020. Balance sheet growth in the first quarter of 2021 resulted from higher balances maintained with the Federal Reserve Bank and investment securities, driven by increased deposits in all comparisons.

Loans				Change	Change
				1Q21 vs	1Q21 vs
In billions	1Q21	4Q20	1Q20	4Q20	1Q20
Average
Commercial	$164.9	$170.3	$164.1	(3)%	1%
Consumer	73.2	75.5	79.5	(3)%	(8)%
Average loans	$238.1	$245.8	$243.6	(3)%	(2)%

Quarter end
Commercial	$164.5	$167.2	$184.7	(2)%	(11)%
Consumer	72.5	74.7	79.9	(3)%	(9)%
Total loans	$237.0	$241.9	$264.6	(2)%	(10)%

Average loans for the first quarter of 2021 decreased $7.7 billion compared with the fourth quarter. Average commercial loans declined $5.4 billion due to lower average balances in PNC's real estate business, including seasonal declines in multifamily agency warehouse lending of $1.9 billion. The decline in average commercial loans was also impacted by lower utilization of loan commitments and lower originations in PNC's corporate banking business. Average consumer loans decreased $2.3 billion reflecting lower home equity, auto, credit card and residential mortgage loans.
Total loans at March 31, 2021 decreased $4.9 billion compared with December 31, 2020 reflecting a decline in commercial loans of $2.7 billion and lower consumer loans of $2.2 billion. At March 31, 2021 PNC had $14.0 billion of PPP loans outstanding, $10.1 billion from the first round and $3.9 billion from the second round. PPP loans outstanding at December 31, 2020 were $12.0 billion.
Average and period-end loans for the first quarter of 2021 decreased $5.5 billion and $27.6 billion compared with the first quarter of 2020, respectively. The decrease in average loans was due to lower consumer lending, partially offset by higher commercial loans. The decrease in period-end loans was driven by lower commercial and consumer lending, primarily reflecting higher utilization of loan commitments by commercial customers at the end of the first quarter of 2020.

Investment Securities				Change	Change
				1Q21 vs	1Q21 vs
In billions	1Q21	4Q20	1Q20	4Q20	1Q20
Average	$86.4	$85.7	$84.4	1%	2%
Quarter end	$98.3	$88.8	$90.5	11%	9%

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PNC Reports First Quarter 2021 Net Income of $1.8 Billion, $4.10 Diluted EPS – Page 7
Average investment securities for the first quarter of 2021 increased $0.7 billion and period-end balances increased $9.5 billion compared with the fourth quarter, resulting from accelerated purchase activity near the end of the first quarter as the interest rate environment improved. Purchase activity was primarily focused on U.S. Treasury and government agency securities as well as agency residential mortgage-backed securities.
First quarter 2021 average and period-end investment securities increased $2.0 billion and $7.8 billion, respectively, compared with the first quarter of 2020. Net unrealized gains on available for sale securities were $2.0 billion at March 31, 2021, $3.2 billion at December 31, 2020 and $2.9 billion at March 31, 2020.
Average balances held with the Federal Reserve Bank of $85.2 billion in the first quarter of 2021 increased from $76.1 billion in the fourth quarter reflecting deposit growth and lower loan balances. Federal Reserve Bank balances at March 31, 2021 of $85.8 billion increased from $84.9 billion at December 31, 2020. Average balances held with the Federal Reserve Bank increased $67.9 billion from $17.3 billion in the first quarter of 2020 primarily due to higher deposits. Federal Reserve Bank balances were $19.6 billion at March 31, 2020.

Deposits				Change	Change
				1Q21 vs	1Q21 vs
In billions	1Q21	4Q20	1Q20	4Q20	1Q20
Average
Noninterest-bearing	$113.3	$109.9	$74.4	3%	52%
Interest-bearing	252.1	249.5	215.3	1%	17%
Average deposits	$365.4	$359.4	$289.7	2%	26%

Quarter end
Noninterest-bearing	$120.7	$112.6	$81.6	7%	48%
Interest-bearing	254.4	252.7	223.6	1%	14%
Total deposits	$375.1	$365.3	$305.2	3%	23%

Average deposits for the first quarter of 2021 increased $6.0 billion compared with the fourth quarter and deposits at March 31, 2021 increased $9.8 billion compared with December 31, 2020. In both comparisons the increase was due to growth in consumer deposits primarily driven by government stimulus payments. Compared with the fourth quarter of 2020 the increase in average deposits was partially offset by seasonal declines in commercial deposits. First quarter 2021 average and period-end deposits increased $75.7 billion and $69.9 billion, respectively, compared with first quarter 2020 as a result of overall growth in commercial and consumer liquidity.

Borrowed Funds				Change	Change
				1Q21 vs	1Q21 vs
In billions	1Q21	4Q20	1Q20	4Q20	1Q20
Average	$35.2	$38.2	$57.2	(8)%	(38)%
Quarter end	$33.0	$37.2	$73.4	(11)%	(55)%

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PNC Reports First Quarter 2021 Net Income of $1.8 Billion, $4.10 Diluted EPS – Page 8
Average and period-end borrowed funds for the first quarter of 2021 decreased $3.0 billion and $4.2 billion, respectively, compared with the fourth quarter due to lower Federal Home Loan Bank borrowings as well as lower bank notes and senior debt. Average borrowed funds for the first quarter of 2021 declined $22.0 billion compared with the first quarter of 2020 and period-end borrowed funds decreased $40.4 billion compared with March 31, 2020.

Capital
	3/31/2021	*	12/31/2020	3/31/2020
Common shareholders' equity In billions	$50.3		$50.5	$45.3
Basel III common equity Tier 1 capital ratio	12.6%		12.2%	9.4%
Basel III common equity Tier 1 fully implemented capital ratio	12.3%		11.8%	9.2%
* Ratios estimated

PNC maintained a strong capital position. Common shareholders’ equity at March 31, 2021 decreased $0.2 billion over December 31, 2020 as higher first quarter net income was more than offset by a decrease in accumulated other comprehensive income, reflecting the impact of higher rates on net unrealized securities gains, and dividends paid during the first quarter.
In the first quarter of 2021, PNC returned capital to shareholders through dividends on common shares of $0.5 billion. During the first quarter, PNC refrained from repurchasing shares and will continue to do so for the remainder of the period leading up to the close of our pending BBVA USA transaction. Following the close, PNC expects to resume repurchases in the second half of 2021.
On April 1, 2021, the PNC board of directors declared a quarterly cash dividend on common stock payable on May 5, 2021 of $1.15 per share.
For information regarding PNC's Basel III capital ratios, see Capital Ratios in the Consolidated Financial Highlights. The 2019 Tailoring Rules became effective for PNC as of January 1, 2020. PNC elected a five-year transition provision effective March 31, 2020 to delay for two years the full impact of the Current Expected Credit Losses (CECL) standard on regulatory capital, followed by a three-year transition period. The fully implemented ratios reflect the full impact of CECL and exclude the benefits of this transition provision.
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PNC Reports First Quarter 2021 Net Income of $1.8 Billion, $4.10 Diluted EPS – Page 9

CREDIT QUALITY REVIEW

Credit Quality				Change	Change
	At or for the quarter ended			1Q21 vs	1Q21 vs
In millions	3/31/2021	12/31/2020	3/31/2020	4Q20	1Q20
Provision for (recapture of) credit losses	$(551)	$(254)	$914	$(297)	$(1,465)
Net loan charge-offs	$146	$229	$212	(36)%	(31)%
Nonperforming loans	$2,138	$2,286	$1,644	(6)%	30%
Nonperforming assets	$2,179	$2,337	$1,755	(7)%	24%
Accruing loans past due 90 days or more	$479	$509	$534	(6)%	(10)%
Allowance for loan and lease losses	$4,714	$5,361	$3,944	(12)%	20%
Allowance for unfunded lending related commitments	$507	$584	$450	(13)%	13%
Allowance for credit losses to total loans	2.20%	2.46%	1.66%
Nonperforming assets to total assets	0.46%	0.50%	0.39%
Net charge-offs to average loans (annualized)	0.25%	0.37%	0.35%

Provision recapture was $551 million in the first quarter of 2021. The commercial loan provision recapture was $286 million and the consumer loan provision recapture was $293 million. For both commercial and consumer loans, the provision recapture primarily reflected improvements in macroeconomic factors and lower loans outstanding. Provision for credit losses for securities and other assets was $28 million for the first quarter of 2021.
Net loan charge-offs for the first quarter of 2021 decreased $83 million compared with the fourth quarter due to lower commercial and consumer loan net charge-offs. Commercial loan net charge-offs decreased $58 million from the fourth quarter driven by lower gross charge-offs of commercial and industrial loans. Consumer loan net charge-offs decreased $25 million from the fourth quarter and included lower net charge-offs related to auto and credit card loans. Compared to the first quarter of 2020, net loan charge-offs decreased $66 million due to lower commercial loan net charge-offs of $8 million and lower consumer loan net charges-offs of $58 million.
The allowance for credit losses was $5.2 billion at March 31, 2021, $5.9 billion at December 31, 2020 and $4.4 billion at March 31, 2020. The allowance for credit losses as a percentage of total loans was 2.20% at March 31, 2021, 2.46% at December 31, 2020 and 1.66% at March 31, 2020.
Nonperforming assets at March 31, 2021 decreased $158 million compared with December 31, 2020 primarily due to lower commercial nonperforming loans, partially offset by higher consumer nonperforming loans. Commercial nonperforming loans decreased $174 million from the fourth quarter driven by portfolio activity and improved credit performance. Nonperforming consumer loans increased $26 million from the fourth quarter reflecting higher nonperforming residential real estate and home equity loans.
Nonperforming assets increased $424 million compared with March 31, 2020. Commercial nonperforming loans increased $183 million compared with the first quarter of 2020, primarily due to the economic impacts of the pandemic on the commercial real estate portfolio. Consumer nonperforming loans increased $311 million from March 31, 2020 driven by residential real estate
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PNC Reports First Quarter 2021 Net Income of $1.8 Billion, $4.10 Diluted EPS – Page 10
borrowers exiting forbearance and deferring payments to the end of the loan term. Other real estate owned and foreclosed assets decreased $70 million compared with the first quarter of 2020.
Overall delinquencies at March 31, 2021 of $1.1 billion decreased $217 million compared with December 31, 2020. Consumer delinquencies decreased $203 million primarily reflecting lower delinquencies in auto and residential real estate loans. Commercial loan delinquencies decreased $14 million. Loans past due 30 to 59 days decreased $135 million, loans past due 60 to 89 days decreased $52 million and loans past due 90 days or more decreased $30 million. Under the CARES Act credit reporting rules and guidance from regulatory agencies, certain loans modified due to pandemic-related hardships were considered current and not reported as past due at March 31, 2021 and December 31, 2020.

BUSINESS SEGMENT RESULTS

Business Segment Income
In millions	1Q21	4Q20	1Q20
Retail Banking	$607	$336	$201
Corporate & Institutional Banking	1,058	992	370
Asset Management Group	99	82	54
Other	52	32	127
Net income from continuing operations excluding noncontrolling interest	$1,816	$1,442	$752
See accompanying notes in Consolidated Financial Highlights

Retail Banking				Change	Change
				1Q21 vs	1Q21 vs
In millions	1Q21	4Q20	1Q20	4Q20	1Q20
Net interest income	$1,362	$1,380	$1,456	$(18)	$(94)
Noninterest income	$654	$473	$788	$181	$(134)
Provision for (recapture of) credit losses	$(257)	$(81)	$445	$(176)	$(702)
Noninterest expense	$1,476	$1,482	$1,528	$(6)	$(52)
Earnings	$607	$336	$201	$271	$406

In billions
Average loans	$77.6	$79.7	$81.4	$(2.1)	$(3.8)
Average deposits	$208.2	$200.8	$173.0	$7.4	$35.2

Retail Banking earnings for the first quarter of 2021 increased compared with the fourth and first quarters of 2020. Noninterest income increased compared to the fourth quarter driven by the favorable impact of derivative fair value adjustments related to Visa Class B common shares, partially offset by lower service charges on deposits. In comparison to the first quarter of 2020, noninterest income decreased driven by residential mortgage, primarily due to lower mortgage servicing rights valuation, net of economic hedge, as well as lower service charges on deposits.
Provision recapture for the first quarter of 2021 reflected improvements in macroeconomic factors and lower loans outstanding. Noninterest expense was effectively flat compared to the fourth
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PNC Reports First Quarter 2021 Net Income of $1.8 Billion, $4.10 Diluted EPS – Page 11
quarter of 2020 and decreased compared to the first quarter of 2020 primarily as a result of lower customer related transaction costs, personnel, and marketing expenses, partially offset by increased technology investments.
▪Average loans decreased 3% compared with the fourth quarter of 2020 and 5% compared with the first quarter of 2020. The decreases were driven by lower auto, residential mortgage, home equity and credit card loans where paydowns have outpaced consumer demand, partially offset by growth in commercial as a result of PPP loans.
▪Average deposits increased 4% compared with the fourth quarter and 20% compared with the first quarter 2020 due to increases in demand deposits and savings reflecting government stimulus payments and lower consumer spending, partially offset by lower certificates of deposit.
▪Net loan charge-offs were $108 million for the first quarter of 2021 compared with $136 million in the fourth quarter of 2020 and $166 million for the first quarter of 2020.
▪Residential mortgage loan origination volume was $4.3 billion in the first quarter of 2021 compared with $3.7 billion for the fourth quarter of 2020 and $3.2 billion for the first quarter of 2020. Approximately 34% of first quarter 2021 volume was for home purchase transactions compared with 45% for the fourth quarter of 2020 and 36% for the first quarter of 2020.
▪The third party residential mortgage servicing portfolio was $117 billion at March 31, 2021 compared with $121 billion at December 31, 2020 and $118 billion at March 31, 2020. Residential mortgage loan servicing acquisitions were $7 billion for the first quarter of 2021 compared with $12 billion for the fourth quarter of 2020 and $2 billion for the first quarter of 2020.
▪Approximately 79% of consumer customers used non-teller channels for the majority of their transactions during the first quarter of 2021 compared with 77% in the fourth quarter of 2020 and 71% in the first quarter of 2020.
▪Deposit transactions via ATM and mobile channels were 66% of total deposit transactions in both the first quarter of 2021 and the fourth quarter of 2020, compared with 59% in the first quarter of 2020.

Corporate & Institutional Banking				Change	Change
				1Q21 vs	1Q21 vs
In millions	1Q21	4Q20	1Q20	4Q20	1Q20
Net interest income	$1,001	$994	$966	$7	$35
Noninterest income	$807	$919	$694	$(112)	$113
Provision for (recapture of) credit losses	$(282)	$(166)	$458	$(116)	$(740)
Noninterest expense	$711	$801	$722	$(90)	$(11)
Earnings	$1,058	$992	$370	$66	$688

In billions
Average loans	$148.5	$154.2	$151.0	$(5.7)	$(2.5)
Average deposits	$136.3	$138.8	$98.1	$(2.5)	$38.2

Corporate & Institutional Banking earnings for the first quarter of 2021 increased compared to both the fourth quarter of 2020 and first quarter of 2020. Noninterest income decreased compared to the fourth quarter of 2020 primarily due to lower capital markets-related revenue, led by a decrease in merger and acquisition advisory fees. Noninterest income increased compared to first quarter of 2020 driven by broad-based growth in capital markets-related revenue, treasury management product revenue and revenue from commercial mortgage banking activities. Provision recapture in the first
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PNC Reports First Quarter 2021 Net Income of $1.8 Billion, $4.10 Diluted EPS – Page 12
quarter of 2021 reflected improvements in macroeconomic factors and lower loans outstanding. Noninterest expense decreased compared to the fourth quarter of 2020 reflecting lower variable costs as a result of elevated business activity in the fourth quarter. Noninterest expense decreased compared with the first quarter of 2020 and included lower costs associated with business travel.
▪Average loans decreased 4% compared to the fourth quarter of 2020 due to lower average balances in PNC's real estate business, including seasonal declines in multifamily agency warehouse lending of $1.9 billion. The decline was also impacted by lower utilization of loan commitments and lower originations in PNC's corporate banking business. Average loans decreased 2% over the first quarter of 2020 due to a decline in PNC’s corporate banking and business credit businesses, reflecting lower average utilization of loan commitments, partially offset by PPP loan originations and an increase in multifamily agency warehouse lending.
▪Average deposits decreased 2% from the fourth quarter of 2020 and increased 39% from the first quarter of 2020 reflecting changes in liquidity maintained by customers due to the economic impact of the pandemic.
▪Net charge-offs were $44 million in the first quarter of 2021 compared with $99 million in the fourth quarter of 2020 and $50 million in the first quarter of 2020.

Asset Management Group				Change	Change
				1Q21 vs	1Q21 vs
In millions	1Q21	4Q20	1Q20	4Q20	1Q20
Net interest income	$93	$91	$88	$2	$5
Noninterest income	$229	$225	$204	$4	$25
Provision for (recapture of) credit losses	$(9)	$(2)	$3	$(7)	$(12)
Noninterest expense	$202	$211	$219	$(9)	$(17)
Earnings	$99	$82	$54	$17	$45

In billions
Client assets under administration at quarter end	$334	$324	$264	$10	$70
Average loans	$8.4	$8.2	$7.3	$0.2	$1.1
Average deposits	$20.6	$19.6	$18.1	$1.0	$2.5

Asset Management Group earnings for the first quarter of 2021 increased in both comparisons. Noninterest income increased in both comparisons due to the impact of higher average equity markets. Provision recapture in the first quarter of 2021 reflected improvements in macroeconomic factors. Noninterest expense declined in both comparisons due to intangible asset amortization run-off. Compared with the first quarter of 2020, the decrease was also driven by lower costs associated with business travel.
Client assets under administration at March 31, 2021 included discretionary client assets under management of $173 billion and nondiscretionary client assets under administration of $161 billion. Discretionary client assets under management increased $3 billion compared with December 31, 2020 and $37 billion compared with March 31, 2020 primarily driven by higher spot equity markets.
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PNC Reports First Quarter 2021 Net Income of $1.8 Billion, $4.10 Diluted EPS – Page 13
Other
The “Other” category, for the purposes of this release, includes residual activities that do not meet the criteria for disclosure as a separate reportable business, such as asset and liability management activities including net securities gains or losses, other-than-temporary impairment of investment securities, certain trading activities, certain runoff consumer loan portfolios, private equity investments, intercompany eliminations, certain corporate overhead, tax adjustments that are not allocated to business segments, exited businesses, and differences between business segment performance reporting and financial statement reporting under generally accepted accounting principles.

CONFERENCE CALL AND SUPPLEMENTAL FINANCIAL INFORMATION
PNC Chairman, President and Chief Executive Officer William S. Demchak and Executive Vice President and Chief Financial Officer Robert Q. Reilly will hold a conference call for investors today at 9:00 a.m. Eastern Time regarding the topics addressed in this news release and the related financial supplement. Dial-in numbers for the conference call are (877) 272-3568 and (303) 223-2682 (international) and Internet access to the live audio listen-only webcast of the call is available at www.pnc.com/investorevents. PNC’s first quarter 2021 earnings release, related financial supplement, and presentation slides to accompany the conference call remarks will be available at www.pnc.com/investorevents prior to the beginning of the call. A telephone replay of the call will be available for one week at (800) 633-8284 and (402) 977-9140 (international), conference ID 21990438 and a replay of the audio webcast will be available on PNC’s website for 30 days.
The PNC Financial Services Group, Inc. is one of the largest diversified financial services institutions in the United States, organized around its customers and communities for strong relationships and local delivery of retail and business banking including a full range of lending products; specialized services for corporations and government entities, including corporate banking, real estate finance and asset-based lending; wealth management and asset management. For information about PNC, visit www.pnc.com.
[TABULAR MATERIAL FOLLOWS]
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PNC Reports First Quarter 2021 Net Income of $1.8 Billion, $4.10 Diluted EPS – Page 14

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

FINANCIAL RESULTS	Three months ended
Dollars in millions, except per share data	March 31	December 31	March 31
	2021	2020	2020
Revenue
Net interest income	$2,348	$2,424	$2,511
Noninterest income	1,872	1,784	1,825
Total revenue	4,220	4,208	4,336
Provision for (recapture of) credit losses	(551)	(254)	914
Noninterest expense	2,574	2,708	2,543
Income from continuing operations before income taxes and noncontrolling interests	$2,197	$1,754	$879
Income taxes from continuing operations	371	298	120
Net income from continuing operations	$1,826	$1,456	$759
Income from discontinued operations before taxes			$181
Income taxes from discontinued operations			25
Net income from discontinued operations			$156
Net income	$1,826	$1,456	$915
Less:
Net income attributable to noncontrolling interests	10	14	7
Preferred stock dividends (a)	57	48	63
Preferred stock discount accretion and redemptions	1	1	1
Net income attributable to common shareholders	$1,758	$1,393	$844
Per Common Share
Basic earnings from continuing operations	$4.11	$3.26	$1.59
Basic earnings from discontinued operations			0.37
Total basic earnings	$4.11	$3.26	$1.96
Diluted earnings from continuing operations	$4.10	$3.26	$1.59
Diluted earnings from discontinued operations			0.36
Total diluted earnings	$4.10	$3.26	$1.95
Cash dividends declared per common share	$1.15	$1.15	$1.15
Effective tax rate from continuing operations (b)	16.9%	17.0%	13.7%
(a)Dividends are payable quarterly other than Series O, Series R and Series S preferred stock, which are payable semiannually, with the Series O payable in different quarters than the Series R and Series S preferred stock.
(b)The effective income tax rates are generally lower than the statutory rate due to the relationship of pretax income to tax credits and earnings that are not subject to tax.

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PNC Reports First Quarter 2021 Net Income of $1.8 Billion, $4.10 Diluted EPS – Page 15

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	Three months ended
	March 31	December 31	March 31
	2021	2020	2020
PERFORMANCE RATIOS
Net interest margin (a)	2.27%	2.32%	2.84%
Noninterest income to total revenue	44%	42%	42%
Efficiency (b)	61%	64%	59%
Return on:
Average common shareholders' equity	14.31%	11.16%	7.51%
Average assets	1.58%	1.24%	0.89%
BUSINESS SEGMENT NET INCOME (c)
In millions
Retail Banking	$607	$336	$201
Corporate & Institutional Banking	1,058	992	370
Asset Management Group	99	82	54
Other (d)	52	32	127
Net income from continuing operations excluding noncontrolling interest	$1,816	$1,442	$752
(a)Net interest margin is the total yield on interest-earning assets minus the total rate on interest-bearing liabilities and includes the benefit from use of noninterest-bearing sources. To provide more meaningful comparisons of net interest margins, we use net interest income on a taxable-equivalent basis in calculating average yields used in the calculation of net interest margin by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under generally accepted accounting principles (GAAP) in the Consolidated Income Statement. The taxable-equivalent adjustments to net interest income for the three months ended March 31, 2021, December 31, 2020 and March 31, 2020 were $15 million, $17 million and $22 million, respectively.
(b)Calculated as noninterest expense divided by total revenue.
(c)Our business information is presented based on our internal management reporting practices. Net interest income in business segment results reflect PNC’s internal funds transfer pricing methodology. Assets receive a funding charge and liabilities and capital receive a funding credit based on a transfer pricing methodology that incorporates product repricing characteristics, tenor and other factors.
(d)Includes earnings and gains or losses related to residual activities that do not meet the criteria for disclosure as a separate reportable business. We provide additional information on these activities in our Form 10-K and Form 10-Q filings with the SEC.

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PNC Reports First Quarter 2021 Net Income of $1.8 Billion, $4.10 Diluted EPS – Page 16

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)
	March 31	December 31	March 31
	2021	2020	2020
BALANCE SHEET DATA
Dollars in millions, except per share data
Assets	$474,414	$466,679	$445,493
Loans (a)	$237,013	$241,928	$264,643
Allowance for loan and lease losses	$4,714	$5,361	$3,944
Interest-earning deposits with banks	$86,161	$85,173	$19,986
Investment securities	$98,255	$88,799	$90,546
Loans held for sale (a)	$1,967	$1,597	$1,693
Equity investments	$6,386	$6,052	$4,694
Asset held for sale (b)			$8,511
Mortgage servicing rights	$1,680	$1,242	$1,082
Goodwill	$9,317	$9,233	$9,233
Other assets (a)	$30,894	$30,999	$41,556
Noninterest-bearing deposits	$120,641	$112,637	$81,614
Interest-bearing deposits	$254,426	$252,708	$223,590
Total deposits	$375,067	$365,345	$305,204
Borrowed funds (a)	$33,030	$37,195	$73,399
Allowance for unfunded lending related commitments	$507	$584	$450
Total shareholders’ equity	$53,849	$54,010	$49,263
Common shareholders’ equity	$50,331	$50,493	$45,269
Accumulated other comprehensive income (loss)	$1,290	$2,770	$2,518
Book value per common share	$118.47	$119.11	$106.70
Tangible book value per common share (Non-GAAP) (c)	$96.57	$97.43	$84.93
Period end common shares outstanding (millions)	425	424	424
Loans to deposits	63%	66%	87%
Common shareholders' equity to total assets	10.6%	10.8%	10.2%
CLIENT ASSETS (billions)
Discretionary client assets under management	$173	$170	$136
Nondiscretionary client assets under administration	161	154	128
Total client assets under administration	334	324	264
Brokerage account client assets	61	59	49
Total client assets	$395	$383	$313
CAPITAL RATIOS
Basel III (d) (e)
Common equity Tier 1	12.6%	12.2%	9.4%
Common equity Tier 1 fully implemented (f)	12.3%	11.8%	9.2%
Tier 1 risk-based	13.7%	13.2%	10.5%
Total capital risk-based (g)	16.0%	15.6%	12.6%
Leverage	9.7%	9.5%	9.5%
Supplementary leverage	10.1%	9.9%	7.9%
ASSET QUALITY
Nonperforming loans to total loans	0.90%	0.94%	0.62%
Nonperforming assets to total loans, OREO and foreclosed assets	0.92%	0.97%	0.66%
Nonperforming assets to total assets	0.46%	0.50%	0.39%
Net charge-offs to average loans (for the three months ended) (annualized)	0.25%	0.37%	0.35%
Allowance for loan and lease losses to total loans	1.99%	2.22%	1.49%
Allowance for credit losses to total loans (h)	2.20%	2.46%	1.66%
Allowance for loan and lease losses to nonperforming loans	220%	235%	240%
Accruing loans past due 90 days or more (in millions)	$479	$509	$534
(a)Amounts include assets and liabilities for which we have elected the fair value option. Our 2020 Form 10-K included, and our first quarter 2021 Form 10-Q will include, additional information regarding these Consolidated Balance Sheet line items.
(b)Represents our held for sale investment in BlackRock. In the second quarter of 2020, PNC divested its entire holding in BlackRock. Prior period BlackRock investment balances have been reclassified to the Asset held for sale line in accordance with Accounting Standard Codification 205-20, Presentation of Financial Statements - Discontinued Operations. Our 2020 Form 10-K included additional information.
(c)See the Tangible Book Value per Common Share table on page 18 for additional information.
(d)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented and calculated based on the standardized approach. See Capital Ratios on page 17 for additional information. The ratios as of March 31, 2021 are estimated.
(e)The ratios are calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(f)The fully implemented ratios are calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(g)The 2021 and 2020 Basel III Total risk-based capital ratios include nonqualifying trust preferred capital securities of $20 million and $40 million, respectively, that are subject to a phase-out period that runs through 2021.
(h)Excludes allowances for investment securities and other financial assets.
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PNC Reports First Quarter 2021 Net Income of $1.8 Billion, $4.10 Diluted EPS – Page 17

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

CAPITAL RATIOS

As of January 1, 2020, the 2019 Tailoring Rules became effective for PNC. The most significant changes involve PNC's election to exclude specific accumulated other comprehensive income items from common equity Tier 1 capital and higher thresholds used to calculate common equity Tier 1 capital deductions. Effective January 1, 2020, PNC must deduct from common equity Tier 1 capital investments in unconsolidated financial institutions, mortgage servicing rights and deferred tax assets (in each case, net of associated deferred tax liabilities) to the extent such items individually exceed 25% of the institution’s adjusted common equity Tier 1 capital.
PNC’s regulatory risk-based capital ratio in 2021 is calculated using the standardized approach for determining risk-weighted assets. Under the standardized approach for determining credit risk-weighted assets, exposures are generally assigned a pre-defined risk weight. Exposures to high volatility commercial real estate, past due exposures and equity exposures are generally subject to higher risk weights than other types of exposures.
During 2020, regulators issued an interim final rule permitting banks that have adopted the CECL standard to delay for two years CECL’s full impact on regulatory capital, relative to the incurred loss methodology’s impact on regulatory capital, followed by a three year transition period. PNC elected to adopt this optional five-year transition provision effective as of March 31, 2020. See the table below for the December 31, 2020 ratio and estimated March 31, 2021 ratio. For the full impact of PNC's adoption of CECL, which excludes the benefits of the five-year transition provision, see the March 31, 2021 and December 31, 2020 (Fully Implemented) estimates presented in the table below.
Our Basel III capital ratios may be impacted by changes to the regulatory capital rules and additional regulatory guidance or analysis.

Basel lll Common Equity Tier 1 Capital Ratios (Non-GAAP)
	Basel III (a)
	March 31 2021 (estimated) (b)	December 31 2020 (b)	March 31 2020 (b)	March 31, 2021 (Fully Implemented) (estimated) (c)	December 31, 2020 (Fully Implemented) (estimated) (c)

Dollars in millions
Common stock, related surplus and retained earnings, net of treasury stock	$50,095	$48,958	$43,596	$49,040	$47,723
Less regulatory capital adjustments:
Goodwill and disallowed intangibles, net of deferred tax liabilities	(9,300)	(9,193)	(9,237)	(9,300)	(9,193)
All other adjustments	(36)	(30)	(220)	(42)	(33)
Basel III Common equity Tier 1 capital	$40,759	$39,735	$34,139	$39,698	$38,497
Basel III standardized approach risk-weighted assets (d)	$323,875	$326,772	$363,631	$322,894	$325,547
Basel III Common equity Tier 1 capital ratio	12.6%	12.2%	9.4%	12.3%	11.8%
(a)All ratios are calculated using the regulatory capital methodology applicable to PNC during each period presented.
(b)The ratio is calculated to reflect PNC's election to adopt the CECL optional five-year transition provision.
(c)The March 31, 2021 and December 31, 2020 ratio is calculated to reflect the full impact of CECL and excludes the benefits of the five-year transition provision.
(d)Basel III standardized approach risk-weighted assets are based on the Basel III standardized approach rules and include credit and market risk-weighted assets.

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PNC Reports First Quarter 2021 Net Income of $1.8 Billion, $4.10 Diluted EPS – Page 18

The PNC Financial Services Group, Inc.	Consolidated Financial Highlights (Unaudited)

Tangible book value per common share is a non-GAAP measure and is calculated based on tangible common shareholders’ equity divided by period-end common shares outstanding. We believe this non-GAAP measure serves as a useful tool to help evaluate the strength and discipline of a company's capital management strategies and as an additional, conservative measure of total company value.

Tangible Book Value per Common Share (Non-GAAP)
	March 31	December 31	March 31
Dollars in millions, except per share data	2021	2020	2020
Book value per common share	$118.47	$119.11	$106.70
Tangible book value per common share
Common shareholders' equity	$50,331	$50,493	$45,269
Goodwill and other intangible assets	(9,489)	(9,381)	(9,425)
Deferred tax liabilities on Goodwill and other intangible assets	189	188	189
Tangible common shareholders' equity	$41,031	$41,300	$36,033
Period-end common shares outstanding (millions)	425	424	424
Tangible book value per common share (Non-GAAP)	$96.57	$97.43	$84.93

Pretax pre-provision earnings is a non-GAAP measure and is based on adjusting income from continuing operations before income taxes and noncontrolling interests to add back provision for (recapture of) credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for (recapture of) credit losses, which can vary significantly between periods.

Pretax Pre-Provision Earnings (Non-GAAP)
	March 31	December 31	March 31
Dollars in millions	2021	2020	2020
Income from continuing operations before income taxes and noncontrolling interests	$2,197	$1,754	$879
Provision for (recapture of) credit losses	(551)	(254)	914
Pretax pre-provision earnings (Non-GAAP)	$1,646	$1,500	$1,793

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use interest income on a taxable-equivalent basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. This adjustment is not permitted under GAAP. Taxable equivalent net interest income is only used for calculating net interest margin and net interest income shown elsewhere in this presentation is GAAP net interest income.

Taxable-Equivalent Net Interest Income (Non-GAAP)
	March 31	December 31	March 31
Dollars in millions	2021	2020	2020
Net interest income	$2,348	$2,424	$2,511
Taxable-equivalent adjustments	15	17	22
Net interest income (Fully Taxable-Equivalent - FTE)	$2,363	$2,441	$2,533

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PNC Reports First Quarter 2021 Net Income of $1.8 Billion, $4.10 Diluted EPS – Page 19
Cautionary Statement Regarding Forward-Looking Information
We make statements in this news release and related conference call, and we may from time to time make other statements, regarding our outlook for earnings, revenues, expenses, tax rates, capital and liquidity levels and ratios, asset levels, asset quality, financial position, and other matters regarding or affecting us and our future business and operations that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Forward-looking statements are typically identified by words such as “believe,” “plan,” “expect,” “anticipate,” “see,” “look,” “intend,” “outlook,” “project,” “forecast,” “estimate,” “goal,” “will,” “should” and other similar words and expressions.

Forward-looking statements are necessarily subject to numerous assumptions, risks and uncertainties, which change over time. Future events or circumstances may change our outlook and may also affect the nature of the assumptions, risks and uncertainties to which our forward-looking statements are subject. Forward-looking statements speak only as of the date made. We do not assume any duty and do not undertake to update forward-looking statements. Actual results or future events could differ, possibly materially, from those anticipated in forward-looking statements, as well as from historical performance. As a result, we caution against placing undue reliance on any forward-looking statements.
Our forward-looking statements are subject to the following principal risks and uncertainties.
▪Our businesses, financial results and balance sheet values are affected by business and economic conditions, including the following:
–Changes in interest rates and valuations in debt, equity and other financial markets,
–Disruptions in the U.S. and global financial markets,
–Actions by the Federal Reserve Board, U.S. Treasury and other government agencies, including those that impact money supply and market interest rates,
–Changes in customer behavior due to changing business and economic conditions or legislative or regulatory initiatives,
–Changes in customers’, suppliers’ and other counterparties’ performance and creditworthiness,
–Impacts of tariffs and other trade policies of the U.S. and its global trading partners,
–The length and extent of the economic impacts of the COVID-19 pandemic,
–The impact of the results of the recent U.S. elections on the regulatory landscape, capital markets, and the response to and management of the COVID-19 pandemic, including the effectiveness of already-enacted fiscal stimulus from the federal government and a potential infrastructure bill, and
–Commodity price volatility.
▪Our forward-looking financial statements are subject to the risk that economic and financial market conditions will be substantially different than those we are currently expecting and do not take into account potential legal and regulatory contingencies. These statements are based on our view that:
–The U.S. economy is in an economic recovery, following a very severe but very short economic contraction in the first half of 2020 due to the COVID-19 pandemic and public health measures to contain it.
–Despite the improvement in the economy since the spring of 2020, economic activity remains below its pre-pandemic level and unemployment remains elevated.
–Growth will pick up in the spring of 2021 as vaccine distribution continues and the federal government provides aid to households, small and medium-sized businesses, and state and local governments. PNC expects real GDP to return to its pre-pandemic level in the third quarter of 2021, and employment in the second half of 2022.
–PNC expects the Federal Open Market Committee to keep the fed funds rate in its current range of 0.00 to 0.25 percent until late 2023.

▪PNC’s ability to take certain capital actions, including returning capital to shareholders, is subject to PNC meeting or exceeding a stress capital buffer established by the Federal Reserve Board in connection with the Federal Reserve Board’s Comprehensive Capital Analysis and Review (CCAR) process. The Federal Reserve also has imposed additional limitations on capital distributions through the second quarter of 2021 by CCAR-participating bank holding companies.

▪PNC’s regulatory capital ratios in the future will depend on, among other things, the company’s financial performance, the scope and terms of final capital regulations then in effect and management actions affecting the composition of PNC’s balance sheet. In addition, PNC’s ability to determine, evaluate and forecast regulatory capital ratios, and to take actions (such as capital distributions) based on actual or forecasted capital ratios, will be dependent at least in part on the development, validation and regulatory review of related models.

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PNC Reports First Quarter 2021 Net Income of $1.8 Billion, $4.10 Diluted EPS – Page 20
Cautionary Statement Regarding Forward-Looking Information (Continued)

▪Legal and regulatory developments could have an impact on our ability to operate our businesses, financial condition, results of operations, competitive position, reputation, or pursuit of attractive acquisition opportunities. Reputational impacts could affect matters such as business generation and retention, liquidity, funding, and ability to attract and retain management. These developments could include:
–Changes to laws and regulations, including changes affecting oversight of the financial services industry, consumer protection, bank capital and liquidity standards, pension, bankruptcy and other industry aspects, and changes in accounting policies and principles.
–Unfavorable resolution of legal proceedings or other claims and regulatory and other governmental investigations or other inquiries. These matters may result in monetary judgments or settlements or other remedies, including fines, penalties, restitution or alterations in our business practices, and in additional expenses and collateral costs, and may cause reputational harm to PNC.
–Results of the regulatory examination and supervision process, including our failure to satisfy requirements of agreements with governmental agencies.
–Impact on business and operating results of any costs associated with obtaining rights in intellectual property claimed by others and of adequacy of our intellectual property protection in general.

▪Business and operating results are affected by our ability to identify and effectively manage risks inherent in our businesses, including, where appropriate, through effective use of systems and controls, third-party insurance, derivatives, and capital management techniques, and to meet evolving regulatory capital and liquidity standards.

▪Our planned acquisition of BBVA USA Bancshares, Inc. presents us with risks and uncertainties related both to the acquisition transaction itself and to the integration of the acquired business into PNC after closing:
–The business of BBVA USA Bancshares, Inc., including its U.S. banking subsidiary, BBVA USA, going forward may not perform as we currently project or in a manner consistent with historical performance. As a result, the anticipated benefits, including estimated cost savings, of the transaction may be significantly harder or take longer to achieve than expected or may not be achieved in their entirety as a result of unexpected factors or events, including those that are outside of our control.
–The combination of BBVA USA Bancshares, Inc., including its U.S. banking subsidiary, BBVA USA, with that of PNC and PNC Bank may be more difficult to achieve than anticipated or have unanticipated adverse results relating to BBVA USA Bancshares, Inc., including its U.S. banking subsidiary, BBVA USA, or our existing businesses.
–Completion of the transaction is dependent on the satisfaction of customary closing conditions, which cannot be assured. The timing of completion of the transaction is dependent on various factors that cannot be predicted with precision at this point.

▪In addition to the planned BBVA USA Bancshares, Inc. transaction, we grow our business in part through acquisitions and new strategic initiatives. Risks and uncertainties include those presented by the nature of the business acquired and strategic initiative, including in some cases those associated with our entry into new businesses or new geographic or other markets and risks resulting from our inexperience in those new areas, as well as risks and uncertainties related to the acquisition transactions themselves, regulatory issues, and the integration of the acquired businesses into PNC after closing.

▪Competition can have an impact on customer acquisition, growth and retention and on credit spreads and product pricing, which can affect market share, deposits and revenues. Our ability to anticipate and respond to technological changes can also impact our ability to respond to customer needs and meet competitive demands.

▪Business and operating results can also be affected by widespread natural and other disasters, pandemics, dislocations, terrorist activities, system failures, security breaches, cyberattacks or international hostilities through impacts on the economy and financial markets generally or on us or our counterparties specifically.

We provide greater detail regarding these as well as other factors in our 2020 Form 10-K, including in the Risk Factors and Risk Management sections and the Legal Proceedings and Commitments Notes of the Notes To Consolidated Financial Statements in that report, and in our subsequent SEC filings. Our forward-looking statements may also be subject to other risks and uncertainties, including those we may discuss elsewhere in this news release or in our SEC filings, accessible on the SEC’s website at www.sec.gov and on our corporate website at www.pnc.com/secfilings. We have included these web addresses as inactive textual references only. Information on these websites is not part of this document.
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